Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund IV, L.P. Fact Sheet            IV

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
10407 Centurion Parkway North (Formerly known as the IBM Jacksonville Building)	63%	38%
4400 Cox Road (Formerly known as the Reciprocal Group Building)	84%	43%
Stockbridge Village I	SOLD	43%
Village Overlook	SOLD	38%
WEIGHTED AVERAGE	71%

FUND FEATURES

OFFERING DATES	March 1991 – February 1992

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	97% to 3%

AMOUNT RAISED	$13,614,652

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund IV has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have sold two assets, including the recent sale of Stockbridge Village I. Our focus on the remaining assets involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

The recent sale of the Stockbridge Village properties on April 29, 2004, was a highlight for the Fund, which held an interest of approximately 43% in Stockbridge Village I. The sale capitalized on the current strong investor demand for grocery-anchored shopping centers in the market. We also have made good leasing progress at the 10407 Centurion Parkway North property, raising the occupancy level to 63% with the recent lease with ADP. We have signed two new leases at 4400 Cox Road with Apex Systems and New York Life for a total of approximately 36,000 square feet, representing 84% of the building. Lastly, we also have announced the first distribution of net sale proceeds to limited partners, scheduled for the fourth quarter 2004, totaling approximately $4,627,000 from the sales of Village Overlook and Stockbridge Village I.

With only two properties remaining in the Fund, the General Partners are currently reserving operating cash and net sale proceeds to fund the re-leasing costs anticipated for the 4400 Cox Road property and the remaining vacancy at 10407 Centurion Parkway North. We anticipate that operating distributions will continue to be reserved in the near term, as re-leasing occurs at both properties, particularly given that operating cash flow has decreased with the recent sale of the Stockbridge Village I property. As we move into 2005 and the outcome of the property re-leasing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $8.8 million since inception, which equates to approximately 67% of the $13.2 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $9.80 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund IV, L.P. Fact Sheet            IV

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	—	—
2003	5.50%	Reserved	Reserved	Reserved	1.38%
2002	7.50%	7.00%	7.00%	6.00%	6.88%
2001	7.00%	7.25%	8.00%	8.00%	7.56%
2000	6.23%	Reserved	Reserved	Reserved	1.56%
1999	7.85%	8.00%	8.00%	8.01%	7.97%
1998	6.72%	7.51%	7.60%	7.49%	7.33%
1997	6.70%	7.37%	7.40%	7.36%	7.21%
1996	6.67%	6.37%	7.17%	6.98%	6.80%
1995	6.88%	7.12%	7.58%	6.74%	7.08%
1994	5.41%	6.29%	7.24%	6.32%	6.32%
1993	3.25%	3.11%	4.01%	4.88%	3.81%
1992	2.61%	2.00%	2.48%	3.65%	2.69%
1991	0.00%	0.00%	0.00%	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003		2002	2001	2000	1999
—	-2.35	%*	0.00%	0.00%	0.00%	0.00%

*	Negative percentage due from gain allocation.

Property Summary

•	The leasing efforts at 10407 Centurion Parkway North continue. An 18,843-square-foot lease with Synovus Bank was signed in the first quarter 2004, with a lease term from June 1, 2004, through May 31, 2015. We have executed a lease with ADP for approximately 32,000 square feet for a lease term of July 1, 2004, through November 30, 2009. We also executed a 3,040-square-foot lease with Commercial Jacksonville, effective June 1, 2004, through November 30, 2009. These leases bring the building occupancy to approximately 63%.

•	The 4400 Cox Road property was previously occupied by the Reciprocal Group. We are in the process of re-leasing the building. Apex Systems, Inc. leased approximately 21,288 square feet, and this lease will extend from November 2004 through August 2015. New York Life Insurance leased approximately 14,740 square feet, and this lease will extend from October 2004 through December 2014.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and approximately $5,145,000 in net sale proceeds has been allocated to Fund IV. Approximately $504,000 of these proceeds was used to fund re-leasing capital at 10407 Centurion Parkway North. The General Partners have reviewed costs anticipated to re-lease 4400 Cox Road and the remaining vacancy at 10407 Centurion Parkway, and determined that approximately $3,066,000 of the net sale proceeds can be distributed, which is scheduled for the fourth quarter 2004. The remaining proceeds of approximately $1,575,000 will be reserved to fund the re-leasing costs as needed.

•	Village Overlook was sold in 2003, and approximately $1,882,000 of the net sale proceeds was allocated to the Fund. We have allocated approximately $321,000 to fund the Partnership’s pro-rata share of leasing costs and capital expenditures at 10407 Centurion Parkway North. The remaining net sale proceeds of approximately $1,561,000 are planned to be distributed in the fourth quarter 2004.

For further information, please refer to Fund IV’s most recent

10-Q filing, which can be found on the Wells Web site at

www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds